Exhibit 4.1

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, REGISTRATION UNDER SAID ACT.

SECURED CONVERTIBLE PROMISSORY NOTE

U.S. $_____________	_____________, 2021

FOR VALUE RECEIVED, Eastside Distilling, Inc., a Nevada corporation (the “Maker”), hereby promises to pay to _____________, or its successors and assigns (the “Payee”), at its address at _____________, or to such other address as Payee shall provide in writing to the Maker for such purpose, a principal sum of _____________ and _____________ Dollars (U.S. $_____________). The aggregate principal amount outstanding under this Secured Convertible Promissory Note (this “Note”) will be conclusively evidenced by the schedule annexed as Exhibit B hereto (the “Loan Schedule”), up to a maximum principal amount of U.S. $_____________. The entire principal amount hereunder shall be due and payable in full on _____________, 2022 (the “Maturity Date”), or on such earlier date as such principal amount may earlier become due and payable pursuant to the terms hereof.

1. Interest Rate. Interest shall accrue on the unpaid principal amount of this Note at the rate of six percent (6%) per annum from the date of the first making of the loan for such principal amount until such unpaid principal amount is paid in full or earlier converted into shares (the “Shares”) of the Maker’s common stock, $0.0001 par value per share (the “Common Stock”), in accordance with the terms hereof. Interest hereunder shall be paid either in cash or in Common Stock, as determined by the Payee in its sole discretion, on each of the six and twelve month anniversary of the date hereof and on the Maturity Date or on such earlier date as the principal amount under this Note becomes due and payable or is converted in accordance with the terms hereof and shall be computed on the basis of a 360-day year for the actual number of days elapsed. Upon the occurrence and during the continuance of a Triggering Event (as defined herein), the Maker shall pay a late fee in cash to the Payee on the aggregate unconverted and then outstanding principal amount of this Note at an interest rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted by applicable law (the “Late Fees”) which shall accrue daily from the date of the occurrence and during the continuance of such Triggering Event hereunder through and including the date of actual payment in full.

2. Conversion of Principal and Interest. Subject to the terms and conditions hereof, the Payee, at its sole option, may deliver to the Maker a notice in the form attached hereto as Exhibit A (a “Conversion Notice”) and an updated Loan Schedule, at any time and from time to time after the date hereof and prior to the payment of the principal amount and all accrued interest thereon (the date of the delivery of a Conversion Notice, except as otherwise set forth in the last sentence of this paragraph, a “Conversion Date”), to convert all or any portion of the outstanding principal amount of this Note plus accrued and unpaid interest thereon, for a number of Shares equal to the quotient obtained by dividing the dollar amount of such outstanding principal amount of this Note plus the accrued and unpaid interest thereon being converted by the Conversion Price (as defined in Section 17). Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note plus all accrued and unpaid interest thereunder in an amount equal to the applicable conversion, which shall be evidenced by entries set forth in the Conversion Notice and the Loan Schedule.

3. Certain Conversion Limitations.

(a) The Payee may not convert an outstanding principal amount of this Note or accrued and unpaid interest thereon to the extent such conversion would result in the Payee, together with any Affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act (as defined in Section 17) and the rules promulgated thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock. Since the Payee will not be obligated to report to the Maker the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Shares in excess of 9.99% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Payee or an Affiliate thereof, the Payee shall have the authority and obligation to determine whether and the extent to which the restriction contained in this Section will limit any particular conversion hereunder. The provisions of this Section may be waived by Payee upon not less than 61 days’ prior notice to the Maker.

(b) To the extent the conversion of any outstanding principal amount of this Note and/or accrued and upaid interest thereon would require the Maker to receive the approval of Maker’s stockholders pursuant to Nasdaq Listing Rules, the Payee may not convert such outstanding principal amount of this Note or accrued and unpaid interest thereon until such approval has been received by the Company.

(c) The Payee may not convert any outstanding principal amount of this Note or accrued and unpaid interest thereon to the extent such conversion would require the Maker to issue shares of Common Stock in excess of the Maker’s then sufficient authorized and unissued shares of Common Stock.

4. Deliveries.

(a) Not later than two (2) Trading Days (as defined in Section 17) after any Conversion Date; provided that a conversion notice on any such date is received prior to 12 p.m. EST and for notices received after 12p.m. EST, then on the third Trading Day (the “Delivery Date”), the Maker will (i) cause the Shares to be transmitted by the Maker’s transfer agent (the “Transfer Agent”) to the Payee by crediting the account of the Payee’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Maker is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Shares to or resale of the Shares by the Payee or (B) the Shares are eligible for resale by the Payee pursuant to Rule 144, and otherwise deliver to the Payee a certificate or certificates representing the number of Shares (or Conversion Securities) being acquired upon the conversion of the principal amount of this Note and any interest accrued thereunder being converted pursuant to the Conversion Notice (subject to the limitations set forth in Section 3 hereof), and (ii) deliver to the Payee an endorsement by the Maker of the Loan Schedule acknowledging the remaining outstanding principal amount of this Note plus all accrued and unpaid interest thereon not converted (an “Endorsement”). The Maker’s delivery to the Payee of stocks certificates or the Transfer Agent’s crediting the Payee’s balance account through DWAC in accordance with clause (i) above shall be Maker’s conclusive endorsement of the remaining outstanding principal amount of this Note plus all accrued and unpaid interest thereon not converted as set forth in the Loan Schedule. If the Maker fails for any reason to deliver to the Payee the Shares subject to a Conversion Notice by the Delivery Date, the Maker shall pay to the Payee, in cash, as liquidated damages and not as a penalty, for each $1,000 of Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Conversion Notice), $5 per Trading Day (increasing to $10 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Delivery Date until such Shares are delivered or the Payee rescinds such conversion.

2

(b) In addition to any other rights available to the Payee, if the Maker fails to transmit to the Payee the Shares in accordance with the provisions of Section 4(a) above pursuant to conversion on or before the Delivery Date, and if after such date the Payee is required by its broker to purchase (in an open market transaction or otherwise) or the Payee’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Payee of the Shares which the Payee anticipated receiving upon such exercise (a “Buy-In”), then the Maker shall (A) pay in cash to the Payee the amount, if any, by which (x) the Payee’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Shares that the Maker was required to deliver to the Payee in connection with the conversion at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Payee, either reinstate the portion of the Note and equivalent number of Shares for which such conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to the Payee the number of shares of Common Stock that would have been issued had the Maker timely complied with its exercise and delivery obligations hereunder. For example, if the Payee purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Maker shall be required to pay the Payee $1,000. The Payee shall provide the Maker written notice indicating the amounts payable to the Payee in respect of the Buy-In and, upon request of the Maker, evidence of the amount of such loss. Nothing herein shall limit a Payee’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Maker’s failure to timely deliver shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof.

(c) Assuming (i) the Payee is not an Affiliate of the Maker, and (ii) all of the applicable conditions of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) with respect to Payee and the Shares are met, the Maker agrees that it will use its commercially reasonable efforts to cause the removal of the legend from the Shares (including by delivering an opinion of Maker’s counsel to the Maker’s transfer agent at its own expense to ensure the foregoing), and the Maker agrees that the Payee is under no obligation to sell the Shares issuable upon the conversion of the Note prior to removing the legend.

3

5. Prepayment. The Maker shall have the right to prepay this Note at any time in whole or in part (“Optional Redemption”), by paying to the Payee a sum of money equal to one hundred percent (100%) of the principal amount to be redeemed, together with accrued but unpaid interest thereon, a prepayment fee equal to five percent (5%) of the principal amount to be prepaid, and any and all other sums due, accrued or payable to the Payee arising under this Note or any Transaction Document through the Redemption Payment Date as defined below (the “Redemption Amount”). Maker’s election to exercise its right to prepay must be by notice in writing (“Notice of Redemption”). The Notice of Redemption shall specify the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be ten (10) Trading Days after the date of the Notice of Redemption (the “Redemption Period”). A Notice of Redemption shall not be effective with respect to any portion of the Principal Amount for which the Payee has a pending election to convert, or for conversions initiated or made by the Payee during the Redemption Period. On the Redemption Payment Date, the Redemption Amount, less any portion of the Redemption Amount against which the Payee has exercised its conversion rights, shall be paid in good funds to the Payee. If the Maker fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Notice of Redemption will be null and void.

6. Certain Adjustments.

(a) The Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(i) Merger, Sale of Assets, etc. If the Maker at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other entity, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion right immediately prior to such consolidation, merger, sale, or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale, or conveyance.

(ii) Reclassification, etc. If the Maker at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(iii) Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

4

(iv) Subsequent Equity Sales. If, at any time after the Maker has obtained the Stockholder Approval and while this Note is outstanding, the Maker sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock (other than Excluded Securities) entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to such lower Dilutive Issuance price. Such adjustment shall be made whenever such Common Stock or Convertible Securities are issued. The Maker shall notify the Payee in writing, no later than the first Trading Day following the issuance of any Common Stock subject to this Section 6(a)(iv), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Maker provides a Dilutive Issuance Notice pursuant to this Section 6(a)(iv), upon the occurrence of any Dilutive Issuance, the Payee is entitled to receive a number of Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Payee accurately refers to the Base Conversion Price in the Notice of Conversion. Notwithstanding anything express or implied in the foregoing provisions of this Section 6(a)(iv) to the contrary, (i) no adjustments shall be made, paid or issued under this Section 6(a)(iv), and this Section 6(a)(iv) shall not become effective or be of any force or effect whatsoever, unless and until the Maker has obtained the Stockholder Approval, and (ii) no adjustments shall be made, paid or issued under this Section 6(a)(iv) at any time (including, without limitation, at any time after the Maker has obtained Stockholder Approval) in respect of any Excluded Securities, and the provisions of this Section 6(a)(iv) that are applicable to a Dilutive Issuance after the Maker has obtained Stockholder Approval shall not be applicable to any Excluded Securities.

(b) No adjustments in the Conversion Price shall be required if such adjustment is less than $0.0001, provided that any adjustments which by reason of this Section are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(c) Whenever the Conversion Price is adjusted pursuant to any of Section 6, the Maker shall promptly mail to the Payee a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiting such adjustment.

5

(d) If (A) the Maker shall declare a dividend (or any other distribution) on the Common Stock; (B) the Maker shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Maker shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Maker shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Maker is a party, any sale or transfer of all or substantially all of the assets of the Maker, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Maker shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Maker; then, in each case, the Maker shall cause to be filed at each office or agency maintained for the purpose of conversion of the any portion of the principal amount and interest outstanding under this Note, and shall cause to be mailed to the Payee at its last address as it shall appear upon the stock books of the Maker, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(e) In case of any (1) merger or consolidation of the Maker with or into another Person that would constitute a Change of Control Transaction (as defined in Section 17), or (2) sale, directly or indirectly, by the Maker of more than one-half of the assets of the Maker (on an as valued basis) in one or a series of related transactions, or (3) tender or other offer or exchange (whether by the Maker or another Person) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, stock, cash or property of the Maker or another Person: then the Payee shall have the right to (A) convert the then aggregate amount of principal and interest outstanding under this Note into the shares of stock and other securities, cash, and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and the Payee shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such aggregate amount of principal and interest outstanding under this Note could have been converted immediately prior to such merger, consolidation or sale would have been entitled, (B) in the case of a merger or consolidation, (x) require the surviving entity to issue convertible debt with aggregate principal amount equal to the then aggregate amount of principal outstanding under this Note, plus all accrued and unpaid interest and other amounts owing thereon, which convertible debt shall have terms identical (including with respect to conversion) to the terms of this Note and shall be entitled to all of the rights and privileges of the Payee as set forth herein and the agreements pursuant to which this Note was issued (including, without limitation, as such rights relate to the acquisition, transferability, registration and listing of such shares of stock other securities issuable upon conversion thereof), and (y) simultaneously with the issuance of such convertible debt, shall have the right to convert such debt only into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger or consolidation, or (C) in the event of an exchange or tender offer or other transaction contemplated by clause (3) of this Section, tender or exchange the then outstanding aggregate amount of principal and interest under this Note for such securities, stock, cash and other property receivable upon or deemed to be held by holders of Common Stock that have tendered or exchanged their shares of Common Stock following such tender or exchange, and the Payee shall be entitled upon such exchange or tender to receive such amount of securities, cash and property as the shares of Common Stock into which the then outstanding aggregate amount of principal and interest under this Note could have been converted (taking into account all then accrued and unpaid dividends) immediately prior to such tender or exchange. The terms of any such merger, sale, consolidation, tender or exchange shall include such terms so as to continue to give the Payee the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

6

(f) The Maker covenants that it will reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the outstanding aggregate amount of principal and interest under this Note as herein provided, upon the conversion of the outstanding amount of principal and interest under this Note. The Maker covenants that all shares of Common Stock that shall be issuable pursuant to the terms thereof shall be, upon issuance, duly authorized, validly issued and fully paid, and nonassessable.

(g) Upon a conversion hereunder the Maker shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Maker elects not, or is unable, to make such a cash payment, the Payee shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(h) The issuance of certificates for shares of the Common Stock on conversion of the principal amount and interest outstanding under this Note shall be made without charge to the Payee for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate.

7. Mandatory Prepayment Upon Triggering Events. Upon the occurrence of a Triggering Event (as defined below), the Payee shall have the right (in addition to all other rights it may have hereunder under this Note or under applicable law), exercisable at the sole option of the Payee, to require the Maker to prepay all or a portion of the outstanding principal amount of this Note plus all accrued and unpaid interest thereon. Such prepayment shall be due and payable within ten (10) Trading Days of the date on which the notice for the payment therefor is provided by the Payee.

7

A “Triggering Event” means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary, or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule, or regulation of any administrative or governmental body):

(i) any default in the payment of the principal or interest on or other payments owing in respect of this Note, free of any claim of subordination, as and when the same shall become due and payable (whether on a Conversion Date, the Maturity Date, by acceleration or otherwise);

(ii) a Securities and Exchange Commission or judicial stop trade order or trading suspension by the Nasdaq Stock Market with respect to the Common Stock that lasts for five or more consecutive Trading Days;

(iii) the Maker shall commence or there shall be commenced against the Maker a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Maker or any subsidiary thereof or there is commenced against the Maker or any subsidiary thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Maker or any subsidiary thereof is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Maker or any subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Maker or any subsidiary thereof shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Maker or any subsidiary thereof for the purpose of effecting any of the foregoing; or

(iv) the Maker shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of (x) this Note or (y) the Purchase Agreement, and such failure or breach shall not, if subject to the possibility of a cure by the Maker, have been remedied within thirty (30) days after the date on which notice of such failure or breach shall have been given.

8. No Waiver of Payee’s Rights, etc. All payments of principal and interest shall be made without setoff, deduction, or counterclaim. No delay or failure on the part of the Payee in exercising any of its options, powers, or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Payee of any of its options, powers or rights shall constitute a waiver of any other option, power or right. The Maker hereby waives presentment of payment, protest, and notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. Acceptance by the Payee of less than the full amount due and payable hereunder shall in no way limit the right of the Payee to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

9. Modifications. No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

10. Cumulative Rights and Remedies; Usury. The rights and remedies of the Payee expressed herein are cumulative and not exclusive of any rights and remedies otherwise available. If it shall be found that any interest outstanding hereunder shall violate applicable laws governing usury, the applicable rate of interest outstanding hereunder shall be reduced to the maximum permitted rate of interest under such law.

8

11. Collection Expenses. If this obligation is placed in the hands of an attorney for collection after default, and provided the Payee prevails on the merits in respect to its claim of default, the Maker shall pay (and shall indemnify and hold harmless the Payee from and against), all reasonable attorneys’ fees and expenses incurred by the Payee in pursuing collection of this Note.

12. Successors and Assigns. This Note shall be binding upon the Maker and its successors and shall inure to the benefit of the Payee and its successors and assigns. The term “Payee” as used herein, shall also include any endorsee, assignee or other holder of this Note.

13. Lost or Stolen Promissory Note. If this Note is lost, stolen, mutilated or otherwise destroyed, the Maker shall execute and deliver to the Payee a new promissory note containing the same terms, and in the same form, as this Note. In such event, the Maker may require the Payee to deliver to the Maker an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note.

14. Secured Obligation. The obligations of the Maker under this Note are secured by those certain assets of the Maker designated as Collateral under the executed copy of the Security Agreement (the “Security Agreement”), between the Maker and the Secured Parties (as defined therein). Execution of the Security Agreement will occur at the time of the execution of this Note. This secured interest will be senior to any indebtedness or other obligation incurred by the Maker after the date of this Note, except that (1) the secured interest shall be subordinated in right of payment to the payment in full of the Maker’s obligations under an existing line of credit with Live Oak Banking Company (or any successor line of credit, so long as the total borrowings under such successor line of credit do not exceed $8,000,000) (and the Maker shall be permitted to draw on such line of credit in Maker’s sole discretion); (2) the Maker shall be permitted to incur debt relating to the purchase of inventory that is senior or pari passu in right of payment to the secured interest; and (3) the Maker shall be permitted to incur debt relating to equipment financing and new facility leases that is senior or pari passu in right of payment to the secured interest up to a maximum of $5,000,000.

15. Governing Law. This Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Nevada, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

16. Specific Enforcement, Consent to Jurisdiction. The Maker and the Payee acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Note or the Purchase Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek one or more preliminary and final injunctions to prevent or cure breaches of the provisions of this Note and to enforce specifically the terms and provisions hereof and of the Purchase Agreement, this being in addition to any other remedy to which any of them may be entitled by law or equity. Subject to Section 15 hereof, each of the Maker and the Payee hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in Nevada of such court, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action, or proceeding is improper. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

9

17. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Approved Stock Plan” means any employee benefit plan or agreement which has been approved by the board of directors of the Maker prior to or subsequent to the date hereof pursuant to which shares of Common Stock and Options may be issued to any employee, officer, consultant or director for services provided to the Maker in their capacity as such.

“Change of Control Transaction” means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of in excess of 33% of the voting securities of the Maker, (ii) a replacement of more than one-half of the members of the Maker’s board of directors which is not approved by those individuals who are members of the board of directors on the date hereof in one or a series of related transactions, (iii) the merger of the Maker with or into another entity, the direct or indirect consolidation or sale of all or substantially all of the assets of the Maker in one or a series of related transactions, unless following such transaction, the holders of the Maker’s securities continue to hold at least 66% of such securities following such transaction or (iv) the execution by the Maker of an agreement to which the Maker is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

“Conversion Price” shall be $2.20 per share, subject to adjustment as provided herein.

“Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

10

“Excluded Securities” means (i) securities issuable upon conversion of any of the notes or upon exercise of the warrants issued pursuant to the Purchase Agreement; (ii) securities issued upon the conversion or exercise of any Option or Convertible Security which is outstanding as of the first Closing Date (as defined in the Purchase Agreement) to occur; (iii) Common Stock issuable upon a stock split, stock dividend, or any subdivision of shares of Common Stock approved by Maker’s stockholders; (iv) shares of Common Stock (or Options, Convertible Securities, or other rights to purchase such shares of Common Stock) issued or issuable to employees or directors of, or consultants providing bona fide services to, the Maker pursuant to an Approved Stock Plan (as defined above) provided that all such issuances (taking into account the shares of Common Stock issuable upon exercise of such Options or Convertible Securities) after the date hereof pursuant to this clause (iv) do not, in the aggregate, exceed 10% of the Common Stock issued and outstanding, (v) Common Stock, Options, or Convertible Securities issued to banks, equipment lessors or other financial institutions pursuant to a debt financing or equipment leasing approved by the board of directors of the Maker, (vi) shares of Common Stock, Options, or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the board of directors of the Maker, (vii) shares of Common Stock, Options, or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another corporation by the Maker by merger, purchase of substantially all of the assets or other reorganization, each as approved by the board of directors of the Maker and the stockholders of the Maker, and (viii) shares of Common Stock, Options, or Convertible Securities issued pursuant to that certain Asset Purchase Agreement between the Company and Intersect Beverage, LLC dated as of September 12, 2019.

“Options” means any rights, warrants, or options to subscribe for, purchase, or otherwise acquire shares of Common Stock or Convertible Securities.

“Per Share Market Value” means on any particular date, the closing price per share of Common Stock on such date on the Nasdaq Stock Market.

“Person” means a corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Purchase Agreement” means that certain Securities Purchase Agreement dated as of April 19, 2021 by and between Maker and Payee.

“Stockholder Approval” means the approval required by the applicable rules and regulations of the NASDAQ Global Market (or any successor entity) from the stockholders of the Maker of the provisions of Section 6(a)(iv) of this Note and of Section 6(a)(iv) of all of the other Notes sold and issued by the Maker pursuant to the Purchase Agreement in order for such provisions to become effective by their terms and to be in compliance with such applicable rules and regulations of the NASDAQ Global Market (or any successor entity).

“Trading Day” means a day on which the shares of Common Stock are traded on the Nasdaq Stock Market; provided, however, that in the event that the shares of Common Stock are not listed or quoted on the Nasdaq Stock Market, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or State of Nevada are authorized or required by law or other government action to close.

11

IN WITNESS WHEREOF, the Maker has caused this Secured Convertible Promissory Note to be duly executed and delivered as of the date first set forth above.

EASTSIDE DISTILLING, INC.

By:
Name:	Geoffrey Gwin
Title:	Chief Financial Officer

[Signature Page to Note]

EXHIBIT A

NOTICE OF CONVERSION

Dated:

The undersigned hereby elects to convert the principal amount and interest indicated below of the attached Secured Convertible Promissory Note into shares of common stock, $0.0001 par value (the “Common Stock”), of Eastside Distilling, Inc., according to the conditions hereof, as of the date written below. No fee will be charged to the holder for any conversion.

Exchange calculations:__________________________________________________

Date to Effect Conversion:________________________________________________

Principal Amount and Interest of
Convertible Note to be Converted:__________________________________________

Number of shares of Common Stock to be Issued:______________________________

Applicable Conversion Price:

Signature:____________________________________________________________

Name:_______________________________________________________________

Address:_____________________________________________________________

-Exhibit A-

EXHIBIT B

LOAN SCHEDULE

Secured Convertible Promissory Note Issued by Eastside Distilling, Inc.

Dated: _____________, 2021

SCHEDULE
OF
CONVERSIONS AND PAYMENTS OF PRINCIPAL

Date of Conversion	Amount of Conversion	Total Amount Due Subsequent To Conversion
N/A	N/A	$_____________

-Exhibit B-